EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-115727 on Form S-3 and No. 333-115728 on Form S-8 of our reports dated December 8, 2005 relating to the consolidated financial statements of The Steak n Shake Company and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Steak n Shake Company for the year ended September 28, 2005.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
December 8, 2005